EXHIBIT 99

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Contact: Jon Harris - Tel. (773) 864-6850 Vice President, Media Development and Communications

THE MWW GROUP Public Relations - Tel. (201) 507-9500 Contact: Matt Messinger - Email: mmessing@mww.com

For Immediate Release

BALLY TOTAL FITNESS REPORTS 2002 RESULTS

Diluted Earnings Per Share of $1.77 Before Special Charges of
$1.66 per Diluted Share on 14% Net Revenue Growth

Fourth Quarter 2002 Diluted EPS of $.33 before
$1.54 Special Charges on 12% Net Revenue Growth

       CHICAGO, February 12, 2003 - Bally Total Fitness Holding Corporation (NYSE: BFT) today reported its financial results for the year ended December 31, 2002, with net income before special charges of $58.4 million or $1.77 per diluted share, versus net income before the net benefit of unusual items of $72.4 million in 2001, or $2.43 per diluted share. Including special charges of $72.2 million for 2002 ($1.66 per diluted share), net income was $3.5 million ($.11 per diluted share), versus $80.7 million ($2.70 per diluted share) in 2001 which included the net benefit of unusual items of $8.3 million ($.27 per diluted share). Net revenues increased 14% to $968.1 million during 2002 from $852.0 million in the prior year, including 9% attributable to the Crunch Fitness acquisition completed at the end of 2001. Same club net revenues grew 3%, driven by increases in monthly membership dues and products and services, offset by a decline in new member initiation fees. Earnings before interest, taxes, depreciation and amortization, including finance charges earned (“EBITDA”) before special charges were $201.7 million for 2002, a decline of 2% from the prior year. Cash flows from operations, on a comparable basis, were $88.2 million in 2002, compared to $57.7 million in the prior year, a 53% increase.

       Net income before special charges for the fourth quarter of 2002 was $10.8 million, or $.33 per diluted share. Including the special charges of $65.7 million, the Company had a net loss in the fourth quarter of $39.2 million, or $1.21 loss per diluted share. Net income in the fourth quarter of 2001 was $16.3 million or $.54 per diluted share. Net revenues for the quarter increased 12%, including 8% attributable to Crunch Fitness. Same club net revenues increased 2% during the quarter. EBITDA before special charges were $46.3 million during the quarter, a 4% decrease from the prior year fourth quarter.

       “The past year produced strong growth in our personal training business and our membership dues, which were offset by a disappointing decrease in new member sign-ups at our same clubs,” said Paul Toback, president and CEO, Bally Total Fitness. “We believe the softness in membership originations was due, in large part, to the challenging economy and increased competition. We have already aggressively begun to address these issues for 2003 through enhanced marketing and advertising strategies. These strategies are designed to make Bally more competitive and highlight our key service strengths, such as providing personal training with more memberships, while focusing on our new Weight Management Program and the expanded offering of more flexible membership options. We intend to leverage these new ideas to grow our core business with improved new membership sales.”

       “We remain fully committed to being cash flow positive in 2003, as we aggressively follow our strategy to lower operating costs, improve margins and reduce overall capital spending while keeping maintenance spending levels consistent with last year. Capital spending for 2003 could be as low as $45 million and will not exceed $55 million, compared to $93 million in 2002. It is our present intention to use available free cash to either reduce debt or pursue stock repurchases depending on the relative value of each opportunity. We also remain fully committed to exiting the financing business. While we have worked at this for some time, I’ve made this a top priority,” Toback added.

       “Although this has been a challenging year, we enter 2003 with a strong focus on these key strategies, plus the continued growth and development of our brand, all of which will prove the strength of our business and our business model. We have a tough job ahead of us, but much of the groundwork has already been laid and we are confident that the results of this plan will be strong,” Toback concluded.

*     *     *     *     *

Special charges

       In connection with previously disclosed intentions to seek alternatives for the financing portion of our business model, management undertook a study to determine the net realizable values of recent years’ sales activity and membership installment contracts receivable on an accelerated monetization basis. Previously, the Company’s method for estimating the adequacy of balance sheet reserves did not assume an accelerated monetization scenario. Given that the receivables portfolio may be substantially monetized during the next 12 to 18 months, management has determined, in consultation with its outside accountants, that strengthening of its receivables reserves was warranted and a pretax non-cash charge of $55 million ($1.29 per diluted share) has been provided in the fourth quarter of 2002. The study showed an historical average loss rate of 41% over the past several years consistent with the provision for those years. Therefore, no adjustment is necessary to reduce the value assigned to deferred revenues in recent years and no plans presently exist to modify the future use of the 41% provision rate used by the Company to estimate the value of new sales.

       As previously announced, upon the retirement of its former CEO in December 2002, a fourth quarter 2002 special charge of $7.3 million ($.17 per diluted share) was recorded to provide for amounts due pursuant to a separation agreement with the Company. Also in the fourth quarter, the Company completed the installation of the new club management system that had been under development for over two years at a total cost of approximately $20 million. The Company recorded a $3.4 million ($.08 per diluted share) write down of inventory to recognize inventory shortages discovered upon installation of this more sophisticated in-club computer system. During the third quarter of 2002, the Company recorded a special charge of $6.5 million ($.15 per diluted share) to settle a class action lawsuit arising in the early 1990s.

       In the prior year third quarter, the Company recorded a non-recurring charge of $6.7 million ($.21 per diluted share) related to costs from disruptions and shutdowns of various club operations resulting from the September 11th terrorist attacks and, separately, the Company’s repositioning of in-club retail stores. Additionally in the third quarter of 2001, in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company reviewed the likelihood of realizing the future benefit of its unrecognized tax loss carryforwards. Based on profitability expectations, the Company reduced its valuation allowance against tax loss carryforwards resulting in a federal tax benefit in the prior year third quarter of $15 million.

Comparison of the years ended December 31, 2002 and 2001

       Net revenue for 2002 increased by $116.1 million (14%), offset by a $119.9 million (17%) increase in operating costs and expenses, excluding special charges, and an increase in depreciation and amortization of $1.2 million. The 2001 results included $7.6 million of goodwill amortization which, under current accounting standards, is no longer amortized. EBITDA, excluding special charges, was $201.7 million, a decrease of $3.3 million (2%) from the prior year. The EBITDA margin, before special charges, was 19% for 2002 compared to 22% in 2001. This decrease is due, in part, to the continuing trend of lower new membership originations at mature clubs, the proportion of clubs open less than five years, and the initially lower margins attributable to the 19 Crunch Fitness centers acquired at the end of last year and the seven centers acquired in the Boston area in April 2002. Contribution from products and services increased to $76.1 million from $53.6 million in 2001, a 42% increase (23% related to same clubs), with a margin of 35% in 2002, compared to 37% during the prior year.

       The weighted-average number of fitness centers increased to 412 from 385 during 2002, an increase of 7%, including a 56% increase in the weighted-average number of centers operating under the Company’s upscale brands from 36 to 56, largely resulting from the acquisition of Crunch Fitness. Total membership revenue increased 6% over the prior year (a 3% decline at same clubs), including a 27% increase in dues revenue (9% related to same clubs) offset by a 5% decline in initiation fees (10% related to same clubs).

       Gross committed membership fees increased 6% compared to the 2001 period. The gross committed monthly membership fees originated during 2002 averaged $43 versus $40 in 2001, a 7% increase. This increase results primarily from higher monthly dues included in memberships originated at our Bally Total Fitness clubs, the addition of Crunch Fitness with its higher membership fee structure, and an increase in new memberships originated which include a personal training component. The number of new members joining increased 2% during 2002 compared with a year ago, with a 2% decrease at our Bally Total Fitness clubs. The average committed duration of memberships originated during 2002 was 30.4 months versus 31.0 months in the prior year, a 2% decrease. This decrease results primarily from the shorter commitment term of memberships offered at Crunch Fitness, the addition of five new clubs in states and provinces that limit contract duration to twelve months, and an increase in the number of shorter commitment membership programs available at Bally Total Fitness clubs.

       Finance charges earned in excess of interest expense totaled $12.3 million in 2002, an increase of $3.9 million over the prior year resulting principally from lower interest rates on the Company’s borrowings, and higher installment contracts receivable offset by a decrease in finance rates earned.

       At December 31, 2002, for accounting purposes, the Company had approximately $114 million of unrecognized federal net operating loss carryforwards. Separately, the Company’s alternative minimum tax (“AMT”) net operating loss carryforwards have been substantially recognized. Therefore, having fully recognized AMT net operating loss carryforwards for reporting purposes, the Company’s federal income tax rate increased to 20% during the second quarter of 2002. The 20% rate will remain in effect until such time as all AMT credits are fully utilized, which is not currently expected before 2005. In the first quarter of 2002, the Company reduced its valuation allowance against its net operating loss carryforwards by approximately $4 million ($.12 per diluted share) which offset charges related to its provision for alternative minimum taxes.

       For federal income tax payment purposes, the Company has available net operating loss carryforwards exceeding $360 million and AMT net operating loss carryforwards in excess of $210 million. Therefore, the Company currently does not expect to make any significant federal tax payments earlier than 2004. At such time, the Company will be required to pay taxes at the 20% AMT rate for periods currently estimated to extend beyond 2005, including those periods benefited by AMT credits.

Comparison of the three months ended December 31, 2002 and 2001

       Net revenue for the fourth quarter of 2002 increased by $26.4 million (12%), offset by a $29.0 million (16%) increase in operating costs and expenses, excluding special charges, and an increase in depreciation and amortization of $.3 million. Included in the prior year period results was $1.9 million of goodwill amortization. EBITDA, excluding special charges, was $46.3 million, a decrease of $1.8 million from the prior year period. The EBITDA margin, before special charges, was 18% in the fourth quarter of 2002, compared to 21% in the 2001 period. This decrease is due, in part, to the continuing trend of lower new membership originations at mature clubs, the proportion of clubs open less than five years, and the initially lower margins attributable to the 19 Crunch Fitness centers acquired at the end of last year and the seven centers acquired in the Boston area in April 2002. Contribution from products and services increased to $16.4 million from $12.4 million in the 2001 period, a 32% increase (16% related to same clubs), with a margin of 30% in the 2002 period, compared to 37% in the prior year. The fourth quarter 2002 margin was negatively impacted by discounting of the Bally-branded nutritional line to sell through on-hand inventories to make way for new product labeling designed in connection with the expansion of product distribution through third party retailers.

       The weighted-average number of fitness centers increased to 412 from 386 in the fourth quarter of 2001, an increase of 7%, including a 58% increase in the weighted-average number of centers operating under the Company’s upscale brands from 36 to 57, largely resulting from the acquisition of Crunch Fitness. Total membership revenue increased 3% over the prior year period (a 5% decline at same clubs), including a 23% increase in dues revenue (7% related to same clubs) offset by an 8% decline in initiation fees (11% related to same clubs).

       Gross committed membership fees during the fourth quarter increased 3% compared to the 2001 quarter. The gross committed monthly membership fees originated during the fourth quarter of 2002 averaged $41 versus $39 in the year ago quarter, a 5% increase. This increase results primarily from higher monthly dues included in memberships originated at our Bally Total Fitness clubs, the addition of Crunch Fitness with its higher membership fee structure, and an increase in new memberships originated which include a personal training component. The number of new members joining was unchanged during the fourth quarter of 2002 compared with the same quarter a year ago, with a 4% reduction at our Bally Total Fitness clubs. The average committed duration of memberships originated during the fourth quarter of 2002 was 30.0 months versus 30.2 months in the prior year period, a 1% decrease. This decrease results primarily from the shorter commitment term of memberships offered at Crunch Fitness, the addition of five new clubs in states and provinces that limit contract duration to twelve months, and an increase in the number of shorter commitment membership programs available at Bally Total Fitness clubs.

       Finance charges earned in excess of interest expense totaled $2.4 million in the fourth quarter of 2002, an increase of $.8 million over the prior year period resulting principally from lower interest rates on the Company’s borrowings, and higher installment contracts receivable offset by a decrease in finance rates earned.

Cash Flows

       Cash flows from operating activities were $53.5 million in 2002, compared to $101.8 million in 2001 which included $60.3 million of net accelerated collections from the sale of installment contracts receivable. During the first and third quarters of 2001, the Company sold a portion of its installment contracts receivable portfolio to a major financial institution at net book value, with combined proceeds of $105 million. During the fourth quarter of 2002, the Company sold a portion of its installment contracts receivable portfolio to a major financial institution at net book value, receiving proceeds of $23.3 million, partially offsetting the effect of the 2001 acceleration on the 2002 collections. Excluding the impact of the sales of receivables and net of the change in dues prepayments during the periods, cash flows from operating activities were $88.2 million in 2002, compared to $57.7 million in 2001, a $30.5 million (53%) increase.

       The following table sets forth cash flows from operating activities on a comparable basis to exclude the impact of sales of receivables, to add back actual cash collections on the sold portfolios, and to reflect the impact of changes in dues prepayments during each of the periods (in thousands):

                                           Three months ended                 Year ended
                                                  December 31                December 31
                                    -------------------------  -------------------------
                                           2002          2001         2002          2001
                                    -----------   -----------  -----------   -----------
Cash flows from operating
  activities, as reported           $    18,438   $   (16,229) $    53,501   $   101,772
    Acceleration of collections
      through bulk sale of
      installment contracts
      receivable                        (23,345)                   (23,345)    (105,000)
    Collections on installment
      contracts receivable sold          15,111        19,160       57,930        44,691
    Change in dues prepayments              330         7,097          151        16,192
                                    -----------   -----------  -----------   -----------
Cash flows from operating
  activities on a comparable basis  $    10,534   $    10,028  $    88,237   $    57,655
                                    ===========   ===========  ===========   ===========

       The following table details cash used in investing activities during the past five years (in thousands):

                                  1998      1999      2000      2001      2002
                                --------  --------  --------  --------  --------

  Club improvements             $ 29,998  $ 11,582  $ 20,967   $26,400  $ 21,556
  New clubs                       23,083    38,762    42,362    41,959    36,110
  Club remodels and expansions    12,714    37,286    36,661    12,289    12,730
  Administrative and systems      10,637     8,689     4,749    10,523     4,744
  Acquisitions and other           2,521    18,921     4,066    30,692     6,610
  Real estate purchases                     22,770     3,655              11,510
                                --------  --------  --------  --------  --------
                                $ 78,953  $138,010  $112,460  $121,863  $ 93,260
                                ========  ========  ========  ========  ========

       We presently have no commitments to acquire clubs or real estate during 2003. Spending on club remodels and expansions is expected to significantly decline. New club spending is not expected to exceed $25 million for 2003, and club improvements should be less than or equal to the 2002 level. Administrative and systems spending will also decline significantly resulting from the completion of the new club management system.

       As of December 31, 2002, the Company had drawn $49.5 million on its $90 million revolving credit line and had outstanding letters of credit totaling $4.6 million.

       Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and over 420 facilities located in 29 states, Canada, Asia and the Caribbean under the Bally Total Fitness®, Crunch FitnessSM , Gorilla Sports SM , Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With more than 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

       The Company will be holding a conference call to further discuss its results and respond to questions on February 12, 2003 at 5:00 pm Eastern Standard Time. Those interested may listen to this conference call via the Company’s web site at www.ballyfitness.com.

       Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
                                                         Year ended December 31
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------
Net revenues:
  Membership revenue                                   $  730,589    $  689,547
  Products and services                                   217,667       144,926
  Miscellaneous revenue                                    19,884        17,570
                                                       ----------    ----------
                                                          968,140       852,043

Operating costs and expenses:
  Fitness center operations                               557,749       496,937
  Products and services                                   141,570        91,376
  Member processing and collection centers                 45,340        42,304
  Advertising                                              55,547        54,002
  General and administrative                               34,010        29,726
  Special charges                                          72,227         6,700
  Depreciation and amortization                            74,423        73,202
                                                       ----------    ----------
                                                          980,866       794,247
                                                       ----------    ----------

Operating income (loss)                                   (12,726)       57,796

Finance charges earned                                     67,771        67,258
Interest expense                                          (55,468)      (58,848)
Other, net                                                   (566)          751
                                                       ----------    ----------
                                                           11,737         9,161
                                                       ----------    ----------

Income (loss) before income taxes                            (989)       66,957
Income tax benefit                                          4,517        13,750
                                                       ----------    ----------

Net income                                             $    3,528    $   80,707
                                                       ==========    ==========

Basic earnings per common share                        $      .11    $     2.91
                                                       ==========    ==========
Average common shares outstanding                      32,163,019    27,744,046

Diluted earnings per common share                      $      .11    $     2.70
                                                       ==========    ==========
Average diluted common shares outstanding              32,985,731    29,848,200

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                             Three months ended
                                                                    December 31
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------
Net revenues:
  Membership revenue                                   $  179,045    $  173,477
  Products and services                                    54,534        33,821
  Miscellaneous revenue                                     4,628         4,482
                                                       ----------    ----------
                                                          238,207       211,780

Operating costs and expenses:
  Fitness center operations                               138,901       128,388
  Products and services                                    38,104        21,378
  Member processing and collection centers                 11,661        10,607
  Advertising                                              10,404        10,073
  General and administrative                                8,706         8,376
  Special charges                                          65,727
  Depreciation and amortization                            18,428        18,166
                                                       ----------    ----------
                                                          291,931       196,988
                                                       ----------    ----------

Operating income (loss)                                   (53,724)       14,792

Finance charges earned                                     15,834        15,118
Interest expense                                          (13,482)      (13,609)
Other, net                                                   (173)          106
                                                       ----------    ----------
                                                            2,179         1,615
                                                       ----------    ----------

Income (loss) before income taxes                         (51,545)       16,407
Income tax benefit (provision)                             12,372          (100)
                                                       ----------    ----------

Net income (loss)                                      $  (39,173)   $   16,307
                                                       ==========    ==========

Basic earnings (loss) per common share                 $    (1.21)   $      .57
                                                       ==========    ==========
Average common shares outstanding                      32,441,529    28,781,331

Diluted earnings (loss) per common share               $    (1.21)   $      .54
                                                       ==========    ==========
Average diluted common shares outstanding              32,441,529    30,087,613

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
                                                                    December 31
                                                     --------------------------
                                                             2002          2001
                                                     ------------   -----------
                             ASSETS
Current assets:
  Cash and equivalents                                 $   12,907    $    9,310
  Installment contracts receivable, net                   287,927       284,611
  Other current assets                                     76,368        68,899
                                                       ----------    ----------
    Total current assets                                  377,202       362,820

Installment contracts receivable, net                     251,074       273,607
Property and equipment, less accumulated depreciation
  and amortization of $538,613 and $490,116               657,539       628,634
Intangible assets, less accumulated amortization
  of $80,153 and $80,256                                  252,609       237,037
Deferred income taxes                                      81,314        76,104
Deferred membership origination costs                     119,484       112,959
Other assets                                               32,652        25,729
                                                       ----------    ----------
                                                       $1,771,874    $1,716,890
                                                       ==========    ==========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $   51,752    $   50,471
  Income taxes payable                                      1,497         1,974
  Deferred income taxes                                    29,303        32,346
  Accrued liabilities                                      87,683        75,309
  Current maturities of long-term debt                     28,904        25,302
  Deferred revenues                                       271,031       294,930
                                                       ----------    ----------
    Total current liabilities                             470,170       480,332

Long-term debt, less current maturities                   697,850       639,869
Other liabilities                                          10,689        12,555
Deferred revenues                                          63,689        71,400
Stockholders' equity                                      529,476       512,734
                                                       ----------    ----------
                                                       $1,771,874    $1,716,890
                                                       ==========    ==========

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
                                                         Year ended December 31
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------
Operating:
  Net income                                           $    3,528    $   80,707
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense            78,236        76,865
    Change in operating assets and liabilities            (29,189)      (55,800)
    Other, net                                                926
                                                       ----------    ----------
  Cash provided by operating activities                    53,501       101,772

Investing:
  Purchases and construction of property
    and equipment                                         (75,140)      (91,171)
  Purchases of real estate                                (11,510)
  Acquisitions of businesses and other                     (6,610)      (30,692)
                                                       ----------    ----------
  Cash used in investing activities                       (93,260)     (121,863)

Financing:
  Debt transactions -
    Net borrowings (repayments) under
      revolving credit agreement                           31,500       (51,500)
    Net borrowings of other long-term debt                  9,928         4,104
    Debt issuance and refinancing costs                    (1,505)       (4,569)
                                                       ----------    ----------
  Cash provided by (used in) debt transactions             39,923       (51,965)

  Equity transactions -
    Proceeds from sale of common stock                                   53,827
    Proceeds from exercise of warrants                      2,513        11,609
    Proceeds from issuance of common stock
      under stock purchase and options plans                1,780         2,856
    Purchases of common stock for treasury                   (860)
                                                       ----------    ----------
  Cash provided by financing transactions                  43,356        16,327
                                                       ----------    ----------

Increase (decrease) in cash and equivalents                 3,597        (3,764)
Cash and equivalents, beginning of period                   9,310        13,074
                                                       ----------    ----------
Cash and equivalents, end of period                    $   12,907    $    9,310
                                                       ==========    ==========

Changes in operating assets and liabilities:
  (Increase) decrease in installment contracts
    receivable                                         $   19,217    $     (363)
  (Increase) decrease in other current and
    other assets                                           (7,531)        2,357
  (Increase) decrease in deferred membership
    origination costs                                      (6,525)        1,170
  Increase (decrease) in accounts payable                   1,281        (5,600)
  Decrease in income taxes payable and
    deferred income taxes                                  (4,814)      (16,780)
  Increase in accrued and other liabilities                 9,593           382
  Decrease in deferred revenues                           (40,410)      (36,966)
                                                       ----------    ----------
Change in operating assets and liabilities             $  (29,189)   $  (55,800)
                                                       ==========    ==========

NOTES TO THE CONDENSED FINANCIAL STATEMENTS(in thousands)(unaudited):

Installment contracts receivable

                                                                    December 31
                                                     --------------------------
                                                             2002          2001
                                                     ------------   -----------
Current:
  Installment contracts receivable                     $  421,103    $  397,180
    Unearned finance charges                              (36,015)      (44,898)
    Allowance for doubtful receivables
      and cancellations                                   (97,161)      (67,671)
                                                       ----------    ----------
                                                       $  287,927    $  284,611
                                                       ==========    ==========

Long-term:
  Installment contracts receivable                     $  343,749    $  358,115
    Unearned finance charges                              (22,396)      (21,675)
    Allowance for doubtful receivables
      and cancellations                                   (70,279)      (62,833)
                                                       ----------    ----------
                                                       $  251,074    $  273,607
                                                       ==========    ==========

A summary of the allowance for doubtful receivables and cancellations activity is as follows:

                                          Three months ended                 Year ended
                                                 December 31                December 31
                                   -------------------------  -------------------------
                                          2002          2001         2002          2001
                                   -----------   -----------  -----------   -----------

Balance at beginning of period     $   133,711   $   150,842  $   130,504   $   132,277
Special charge provision                55,000                     55,000

Contract cancellations and
  write-offs of uncollectible
  amounts, net of recoveries           (88,924)      (92,511)    (347,372)     (337,401)
Provision for cancellations and
  doubtful receivables                  67,653        72,173      329,308       335,628
                                   -----------   -----------  -----------   -----------

Balance at end of period           $   167,440   $   130,504  $   167,440   $   130,504
                                   ===========   ===========  ===========   ===========

NOTES TO THE CONDENSED FINANCIAL STATEMENTS(in thousands)(unaudited)(continued):

Products and services

                                          Three months ended                 Year ended
                                                 December 31                December 31
                                   -------------------------  -------------------------
                                          2002          2001         2002          2001
                                   -----------   -----------  -----------   -----------
Net revenues:
  Retail and nutritional
  supplements--
    Membership programs            $     5,972   $     6,266  $    28,787   $    30,034
    Direct sales                        11,733         9,998       53,757        43,099
  Personal training--
    Membership programs                 14,926         5,812       49,459        25,121
    Direct sales                        20,183         9,483       78,968        39,347
  Financial services                     1,720         2,262        6,696         7,325
                                   -----------   -----------  -----------   -----------
                                        54,534        33,821      217,667       144,926

Operating costs and expenses:
  Retail and nutritional
    supplements                         15,935        11,814       64,201        51,629
  Personal training                     22,169         9,564       77,369        39,747
                                   -----------   -----------  -----------   -----------
                                        38,104        21,378      141,570        91,376
                                   -----------   -----------  -----------   -----------
Contribution margin                $    16,430   $    12,443  $    76,097   $    53,550
                                   ===========   ===========  ===========   ===========

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